Exhibit 10.10

Law Firm PIS
N.E. Nielsen
Our ref: 28475 6-GGI

This

CONSULTANCY  AGREEMENT

has today been made between

Dandrit Biotech A/S
c/o Symbion Science Park Fruebjergvej 3
21 00 København Ø
CV R-nr: 26 02 73 22
(hereinafter referred to as the "Company")

and

Dina Rosenberg Vermehrensvej 7
2930 Klampenborg
(hereinafter referred to as the "Consultant")

(the Company and the Consultant each referred  to as a "Party" and collectively as "the Parties")

WHEREA S

A.	The Parties to this Agreement (hereinafter referred to as the "Agreement" wish to specify the mutual rights and obligations of the Parties applying to the Consultant's services to the Company.

1.	Terms of agreement

1.1	1 This Agreement takes effect on January I 5, 20 14 and shall remain in force until terminated without notice on May 30, 20 14, however see Clauses 1.2, 10 and 11.

1.2	This Agreement may be extended by a mutual agreement between the Parties. Any agreement to this effect shall be in writing and be concluded before or on May 1, 2014.

2.	Consultancy services

2.1
The principal services of the Consultant consist administrative services and assistance of the Company in its ongoing work with acquiring new equity through a share exchange agreement with a public US company and subsequent listing and public offering.

The Consultant shall report to the Company on a current basis and according to instructions made.

3.	Hours of work

3.1	The Consultant shall only work when instructed by the Company. The Consultant will submit a weekly hour report to the CEO for his approval.

The Consultant is entitled to have other clients and collaboration partners, provided that such assistance is not of a competitive nature relative to the business activities of the Company.

4.	Remuneration for consultancy services

4.1	The Consultant will receive DK.K 975 pr. hour based on the approved weekly report. The fee is to be paid once a month on the last bank day in each month.

4.2	The fiscal implications of this Agreement are not relevant to the Company, as the Consultant arranges for the punctual payment of tax and social contributions to the relevant tax authorities.

5.	Costs

5.1
The Consultant defrays all costs relating to its consultancy services in Den mark. Likewise, the Consultant defrays all costs relating to the acquisition and use of ordinary and necessary office equipment and furniture including computer, telephone, fax, printer and internet connection.

5.2	Costs relating to the Consultant's consultancy services abroad, including accommodation and meals, are covered by the Company against due documentation.

5.3
The Consultant is entitled to use the premises specified at the Company's address Lersøpark Aile 107, 2100 København Ø. The Company defrays all costs relating to the Consultant's use of the premises. If the Consultant uses office facilities that are not situated at the Company's address, the Consultant shall defray all related costs including rent.

6.	Professional Secrecy

6.1
During the consultancy, confidential information about the Company will come to the Consultant's knowledge. If such information comes to the knowledge of the Company's competitors, it may cause serious damage to the Company. The Consultant acknowledges the Company's interest in the Consultant's acceptance and observance of stricter professional secrecy.

6.2
The Consultant shall have a duty of confidentiality as regards any confidential information about the Company and the Company's operations which may come to the knowledge of the Consultant during his cooperation with the Company. The only exemption is information which should ipso facto be disclosed to a third party.

6.3	The Consultant is not entitled to use or disclose confidential information to a third party without prior approval from the Company.

6.4
The professional secrecy and the prohibition against the use of confidential information shall apply during the cooperation and after the termination of the Agreement, see Section 19 of the Danish Marketing Practices Act.

6.5
Any breach in respect of professional secrecy and/or the prohibition against the use of confidential information shall constitute material breach and  will  result in the termination of the Agreement, and/or the Consultant shall be liable in damages for the Company's loss caused by the breach.

7.	Intellectual property rights

7. 1
Al l  intellectual  property  rights  -  including  copyright,  photo,  patent, design and trademark rights - for any creation such as copy, computer programs or marketing principles etc. created during the performance of the Consultant's consultancy services for the Company belong to the Company. I n this connection, the Consultant cannot raise any claim towards the Company.

7.2
The Company thus has an unlimited right of enjoyment of the above rights and creations and the Company can also reassign such rights and creations to a third party.

The assignment of rights is final and conclusive and does not lapse upon the expiry I rescission of this Agreement.

8.	Assignment

8.1
The Consultant may not assign the rights and obligations under this Agreement to any third party without prior written consent of the Company, and any purported assignment without such consent shall have no force or effect.

8.2	The Company shall be entitled to assign the rights and obligations under this Agreement to any entity within the Group.

9.	Holidays an d other absence

9.1
The Consultant notifies the Company of upcoming holidays or other absence lasting more than l week. Notice shall be given as early as possible. Notice of holidays shall be given l week before the start of the holidays.

10.	Termination

10.1
This Agreement is subject to 1 months ' written notice by the Parties to the end of a month. If this Agreement is not terminated according to this provision, it shall expire without any further notice on May 30, 201 4, see Clause 1 .1.

10.2
In the event the Consultant or the Company gives notice of termination of the Agreement pursuant to Clause 10.1, the Company shall be entitled to release the Consultant from any further obligations to perform any work during the notice period. The Company shall pay a consultancy fee during such notice period. The calculation of this fee should be based on the Consultant's average fee in the six months prior to the notice of termination.

11.	Breach

11.1	In the event of material breach of this Agreement by either Party, the non-defaulting Party can rescind the Agreement.

11.2
Competing  actions  during  the  term  of the  agreement , violation  of the duty  of confidentiality  or  other  kind  of  disloyal  behavior  or  repeated instances of insufficient reporting to the board of directors are considered instances of material breach on the part of the Consultant.

11.3
lf the agreement is rescinded following the Consultant's material breach, the Consultant shall pay to the Company the higher of the following amounts : either damages for documented losses suffered by the Company due to the Consultant 's breach , or an amount corresponding to the total consultancy fee that the Consultant has received .

12.	Jurisdiction and governing law

12.l	This Agreement shall be construed in accordance with Danish law governing this legal relationship .

12.2	Disputes shall be settled by the ordinary courts in Denmark.

This Agreement has been drawn up in two copies which have been distributed to the Consultant and the Company, respectively.

February 4, 2014	February 4, 2014
On behalf of the Company:	On behalf of the Consultant:

/s/ Eric Leire	/s/ Dina Rosenberg
Eric Leire	Dina Rosenberg